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                                                                   EXHIBIT 99.1

                          AUGUST 1999 STOCK BONUS PLAN


         THIS STOCK BONUS PLAN (the "Stock Bonus Plan") is entered into as of the 5th day of August, 1999 by Virtual Technology Corporation (the "Company"), a Minnesota corporation.


         WHEREAS, the Board of Directors (the "Board") of the Company has the authority to issue awards of the Company common stock pursuant to the terms of the 1999 Incentive Compensation Plan (the "Plan") approved by the Company shareholders at the annual meeting occurring June 9, 1999; and


         WHEREAS, by unanimous written action the Board has determined that certain employees merit participation in the Plan at this time in recognition of their services to the Company.


         NOW, THEREFORE, the following awards of Company common stock are made pursuant to the terms of the Plan and by unanimous written action of the Board:


                  EMPLOYEE                                    SHARES AWARDED
                  --------                                    --------------

                  David Avendasora          -                 15,000
                  Christopher Brooder       -                 16,000
                  D.J. Paserba              -                 6,500
                  Jon-Michael Procopio      -                 5,000
                  Christy Prediger          -                 10,000
                  Matthew Prediger          -                 5,000
                  Tracy Tanhoff             -                 5,000